Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Director Investor Relations	Vice President-Corp. Develop.
	(972) 543-8207	(972) 543-8123

meritage homes reports preliminary operating results and estimated impairments for the second quarter 2007

SCOTTSDALE, Ariz., July 6, 2007 – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today reported preliminary sales, closings and backlog for the second quarter ended June 30, 2007. Preliminary results for the quarter include approximately $569 million home closing revenue, $502 million home orders, and $1.2 billion ending backlog. These results represent declines of 37%, 28% and 39% from the second quarter of 2006, consistent with the trends for April and May we previously announced on June 6, 2007.

Cancellations rose to approximately 37% of gross orders for the quarter, compared to 32% in the second quarter 2006 and 27% in the first quarter 2007. “As reported by other homebuilders, the housing market in general continues to be very challenging,” said Steven J. Hilton, chairman and CEO of Meritage Homes. “Weak demand and high inventory levels have increased competition among homebuilders, pressuring margins despite reductions in new home starts, lot supplies and operating costs. We continue to adjust our operations to compete effectively, maintain a strong balance sheet and better position ourselves for the future.”

Due to continued deterioration in the housing market during the second quarter of 2007, the Company expects to incur additional pre-tax charges in the $75 to $80 million range related to inventory impairments and the write-off of land options. These charges are based on the Company’s regular quarterly review of all projects.

In addition, the Company’s operations in Ft. Myers/Naples, Florida continue to be significantly challenged and management expects the homebuilding market in southwest Florida will continue to be severely depressed for the foreseeable future.  As a result, the Company believes the goodwill and other intangible assets relating to a February 2005 acquisition in Ft. Myers/Naples are impaired, and anticipates recording non-cash, pre-tax charges in the second quarter of 2007 of approximately $28 million relating to these assets.

“Southwest Florida has been experiencing some of the most difficult housing market conditions in the country. While our 2006 home closings there represented only approximately 2% of our Company-

wide closings, our year-to-date 2007 home closings in Ft. Myers/Naples are down more than 70% from the level a year ago,” said Mr. Hilton. “We have been unable to renegotiate acceptable terms for existing lot options, which led us to terminate all of our existing option contracts, and we have been unable to acquire new lots at prices that reflect today’s market values. Both factors significantly limit this division’s available lot inventory.”

Meritage plans to release second quarter 2007 earnings on Thursday, July 26, 2007 after market close. A conference call has been scheduled to review and discuss these results on July 27, 2007, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time.) The call will be webcast by Thomson/CCBN and distributed through the Thomson StreetEvents Network, with an accompanying slideshow on the “Investor Relations” page of the Company’s web site at http://www.meritagehomes.com. For telephone participants, the dial-in number is 866-831-6247 with a passcode of “Meritage”. Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 2:00 p.m. EDT July 27, 2007, through midnight August 6, 2007 on the websites noted above, or by dialing 888-286-8010, and referencing passcode 43585367.

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) is a leader in the homebuilding industry. The Company is ranked by Builder magazine as the 12th largest homebuilder in the U.S. and was selected in 2006 for the fourth consecutive year to Forbes’ “Platinum 400 – Best-Managed Big Companies in America.” Meritage is in the S&P SmallCap 600 Index, and ranks #580 on the 2007 FORTUNE 1000 list. Meritage operates in many of the dominant homebuilding markets of the southern and western United States, including six of the top 10 single-family housing markets in the country, and reported its 19th consecutive year of record revenue through 2006. For more information about the Company, visit www.meritagehomes.com. Meritage is a member of the Public Home Builders Council of America (www.phbca.org).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include those regarding our preliminary sales, closings and backlog as of and for the quarter ended June 30, 2007; the outlook for the homebuilding market in southwest Florida; and estimated charges relating to inventory impairments and the write-off of land options and goodwill. Such statements are based upon preliminary financial and operating data, the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: fluctuations in demand, competition, sales orders, cancellation rates and home prices in our markets; potential write-downs or write-offs of assets or deposits; interest rates and changes in the availability and pricing of residential mortgages; housing affordability; our success in locating and negotiating potential acquisitions; successful integration of acquired operations with existing operations; our investments in land and development joint ventures; our dependence on key personnel and the availability of satisfactory subcontractors; materials and labor costs; our ability to take certain actions because of restrictions contained in the indentures for our senior and senior subordinated notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of construction defect and home warranty claims; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to acquire additional land or options to acquire additional land on acceptable terms; our exposure to obligations under performance and surety bonds, performance guarantees and letters of credit; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; inflation in the cost of materials used to construct our homes; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2006, and Form 10-Q for the quarter ended March 31, 2007, under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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